Exhibit 5.1

Pillsbury Winthrop Shaw Pittman LLP

Houston | London | Los Angeles | New York | Northern Virginia | Orange County | Sacramento | San Diego | San Diego North County | San Francisco | Shanghai | Silicon Valley | Tokyo | Washington, DC

March 18, 2020

Acer Therapeutics Inc.
One Gateway Center, Suite 351
300 Washington Street
Newton, MA 02458

Ladies and Gentlemen:

We are acting as counsel for Acer Therapeutics Inc., a Delaware corporation (the “Company”), in connection with the issuance and sale of shares (the “Shares”) of common stock, $0.0001 par value per share (the “Common Stock”), of the Company having an aggregate offering price of up to $50,000,000, all of which are authorized but heretofore unissued shares to be offered and sold by the Company, pursuant to (i) the Registration Statement on Form S-3 (Registration No. 333-228319) (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933 (the “Act”) and declared effective by the Commission on November 21, 2018, (ii) the related prospectus, dated November 21, 2018, as supplemented by the prospectus supplement filed with the Commission on March 18, 2020, relating to the offer and sale of the Shares (as so supplemented, the “Prospectus”), and (iii) the Amended and Restated Sales Agreement dated as of March 18, 2020, among the Company, JonesTrading Institutional Services LLC and Roth Capital Partners, LLC (the “Agreement”).

We have reviewed and are familiar with such documents, corporate proceedings and other matters as we have considered relevant or necessary as a basis for the opinions in this letter. Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued and sold by the Company in the manner described in the Registration Statement and the Prospectus and in accordance with terms of the Agreement, will be validly issued, fully paid and nonassessable.

The opinions set forth in this letter are limited to the General Corporation Law of the State of Delaware, as in effect on the date hereof.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Company’s Current Report on Form 8-K filed by the Company with the Commission on the date hereof and the incorporation thereof in the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus.  In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Pillsbury Winthrop Shaw Pittman LLP